Exhibit 99.1

Indemnity Agreement and Letter of Understanding
(“Agreement”)
June 15, 2006

Olympus Reinsurance Company, Ltd. (“Olympus Re”)
and
Folksamerica Holding Company, Inc. (“Folksamerica”)

Whereas, the parties wish to enter into an agreement pursuant to which Folksamerica shall provide an indemnity to Olympus Re in consideration of the terms and conditions hereof and other good and valuable consideration including without limitation the resolution of any and all matters relating to the Subject Business and any and all losses resulting therefrom;

Now Therefore, Folksamerica hereby agrees to indemnify Olympus Re for Ultimate Net Loss in an aggregate amount of up to $137 million in excess of the Olympus Re Retention as follows:

Defined Terms:

Subject Business: Reinsurance contracts with an effective date of December 31, 2005 and prior: (1) assumed by Folksamerica Reinsurance Company and Sirius International, a share of which was ceded to Olympus Re under Quota Share Agreements between the parties prior to December 31, 2005; and (2) advised by White Mountains Underwriting, Ltd. and White Mountains Underwriting (Bermuda) Ltd. to Olympus Re and assumed by Olympus Re with an effective date of December 31, 2005 and prior.

Indemnity: Ultimate Net Loss paid in excess of the Retention and subject to a maximum aggregate Indemnity as provided below.

Ultimate Net Loss: Loss and LAE with a date of loss of December 31, 2005 and prior arising from Subject Business net of reinstatement premium with respect to such original loss thereon.

Olympus Re Retention: An amount equal to the sum of Ultimate Net Loss incurred as recorded on the financial statement of Olympus Re as of March 31, 2006 as reflected in the financial statements of Olympus Re Holdings Ltd. distributed to the shareholders of Olympus Re Holdings Ltd. on or about May 30, 2006 and attached hereto.

Folksamerica Indemnity Cap: US $137 million.

Consideration:

(1) Olympus Re agrees to continue the 2006 Quota Share reinsurance agreement with Folksamerica Reinsurance Company and the Advisory agreements with White Mountains Underwriting Ltd. and White Mountains Underwriting (Bermuda) Ltd. through December 31, 2007 and shall not exercise any rights to cancel the agreements effective as of any date prior to such date.

(2) Olympus Re Holdings, Ltd. agrees that prior to the declaration or distribution of any dividend by it, Olympus Re Holdings, Ltd. shall consult with Folksamerica with respect to Olympus Re’s and Olympus Re Holdings, Ltd.’s “available funds” in light of outstanding obligations to Folksamerica Reinsurance Company.

(3) Folksamerica Reinsurance Company and White Mountains Underwriting, Ltd. and White Mountains Underwriting (Bermuda) Ltd., affiliates of Folksamerica, shall waive any override commissions they would have received or been entitled to receive with respect to premiums earned by Olympus Re subsequent to March 31, 2006 on Subject Business.

The parties intend the above captioned terms and conditions to be a binding agreement as of this 15th day of June, 2006. This agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would require application of the laws of a jurisdiction other than the State of New York. The parties agree to use their commercially reasonable efforts to supplement this Agreement with mechanical implementing provisions.

This Agreement may be executed in multiple parts and delivered by facsimile transmission and each such counterpart will be deemed an original.

In witness whereof, the authorized signatories below have executed and delivered this Agreement as of the date first written above.

Olympus Reinsurance Company, Ltd. and
 Olympus Re Holdings, Ltd.:

/s/ Sheila Nicoll

President and Chief Underwriting Officer

Folksamerica Holding Company, Inc.

/s/ Ed Stanco

President and Chief Executive Officer